Exhibit 2.5

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

ANCHIANO THERAPEUTICS LTD.

Initial Exercise Date: _______, 2021
Issue Date: _______, 2021
Holder’s Pro Rata Share: as defined below

THIS WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time after the Closing Date (as such term is defined therein) (the “Initial Exercise Date”) of that certain Agreement and Plan of Merger, by and among Anchiano Therapeutics Ltd. (the “Company”), CMB Acquisition Ltd. and Chemomab Ltd. (“Chemomab”) (the “Merger Agreement”) and on or prior to the close of business on the fifth year anniversary of the Initial Exercise Date (the “Termination Date”, and such period between the Initial Exercise Date and the Termination Date, the “Exercise Period”), but not thereafter, to subscribe for and purchase from the Company, up to such number of ordinary shares, no par value (“Ordinary Shares”), represented by American Depositary Shares (“ADSs”), which is the outcome of the formula set forth in Section 2(b) below, as subject to adjustment hereunder. The Ordinary Shares issuable upon exercise of this Warrant are referred to herein as the “New Warrant Shares” and the ADSs representing the New Warrant Shares are referred to herein as the “Warrant ADSs.” This Warrant is one of a series of similar warrants (“Warrants”) issued by the Company to the shareholders of Chemomab (together with the Holder, the “Holders”). The term “Majority Holders” means the Holders of at least a majority of the voting power of Chemomab’s outstanding share capital (calculated on an as converted basis) as of immediately prior to Closing. “Holder’s Pro Rata Share” shall mean the pro rata share of the Holder of the Company Share Capital (as such term is defined in the Merger Agreement) outstanding as of immediately prior to the Closing Date.

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

Section 2. Exercise.

a)            Number of Warrant Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, subject to the occurrence of a Triggering Event (as such term is defined below), to purchase from the Company such number of New Warrant Shares as shall be calculated in accordance with the formula set forth in Section 2(b) below.

b)            Triggering Events; Calculation of the Number of Warrant ADSs. During the Exercise Period, upon the receipt by the Company within one (1) year following the Initial Exercise Date of a claim in writing from a third party that (i) is related to the period on or prior to the Effective Time (as such term is defined in the Merger Agreement and including consummation of the Merger), (ii) whether or not known to the Holders or disclosed under the Merger Agreement, and including in connection with the Merger, (iii) that was not included in the calculation of Parent Net Cash or the Exchange Ratio (as set forth in Section 1.6 of the Merger Agreement), and (iv) which relates to Parent rather than to Chemomab (a “Triggering Event”), the Company shall issue to the Holder, upon the exercise of this Warrant by the Holder, such number of New Warrant Shares determined as follows:

(A)	If the judgment, award or settlement results in the issuance of shares of the Company – the number of New Warrant Shares representing the Holder’s Pro Rata Share (as defined above) of the number of shares issued in the judgment, award or settlement; provided, however, that the aggregate number of New Warrant Shares that may be issued to all Holders upon the exercise of all Warrants pursuant to this clause (A) shall not exceed the number of New Warrant Shares represented by 500,000 ADSs as of the date of the Merger Agreement (such number to be adjusted in accordance with Section 3 below for all events after the date of the Merger Agreement); and in addition to (and not in lieu of (A) above),

(B)	If the judgment, award or settlement results in a cash payment – the number of New Warrant Shares equal to the Holder’s Pro Rata Share of the quotient obtained by dividing (a) the aggregate amount paid by the Company pursuant to a final, non-appealable decision of a court or arbitrator, or pursuant to a settlement, with respect to such Triggering Event by (b) the Share Price (as defined below); provided, however, that the aggregate number of New Warrant Shares that may be issued to all Holders upon the exercise of all Warrants in connection with one or more Triggering Events under this Sub-Section (B) shall not exceed a value representing $1,000,000 in the aggregate.

“Share Price” means the closing trading price of a Parent ADS on Nasdaq on the date upon which the Company makes payment pursuant to a final, non-appealable decision of a court or arbitrator, or pursuant to a settlement, with respect to the Triggering Event.

c)            Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date but not later than the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy or PDF copy submitted by electronic mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) trading days on the trading market on which the ADSs are then listed or quoted (each, a “Trading Day”), and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(f)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant ADSs specified in the applicable Notice of Exercise by wire transfer or cashier’s check. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant ADSs available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

In no event will the Company be required to net cash settle a Warrant exercise.

d)            Exercise Price. The exercise price per ADS under this Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).

e)            Mechanics of Exercise.

i. Delivery of Warrant ADSs Upon Exercise. The Company shall deposit the New Warrant Shares subject to such exercise with the Israeli custodian of The Bank of New York Mellon, the Depositary for the ADSs (the “Depositary”), and cause the Depositary to credit the account of the Holder’s or its designee’s balance account with The Depository Trust Company (or another established clearing corporation performing similar functions) through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant ADSs to or resale of the Warrant ADSs by the Holder or (B) the Warrant ADSs are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the name of the Holder or its designee, for the number of Warrant ADSs to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise, by the date that is the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant ADS Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant ADSs with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant ADSs, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant ADSs subject to a Notice of Exercise by the Warrant ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant ADSs subject to such exercise (based on the VWAP of the ADS on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant ADS Delivery Date until such Warrant ADSs are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable, if applicable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADS as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Depositary to transmit to the Holder the Warrant ADSs pursuant to Section 2(e)(i) by the Warrant ADS Delivery Date, then the Holder will have the right to rescind such exercise.

iv. No Fractional New Warrant Shares or Scrip. No fractional New Warrant Shares or Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS.

v. Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant ADSs, all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the ADSs, if any. The Company shall pay all applicable fees and expenses of the Depositary in connection with the issuance of the Warrant ADSs hereunder.

vii. Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

f)             Closing Financing Investors. Notwithstanding anything herein to the contrary, the investors purchasing Parent ADSs as part of the Closing Financing shall not be diluted by any issuance of ADSs to the Holders and the Company shall take any and all actions required in order to ensure fulfillment and implementation of the above.

Section 3. Certain Adjustments.

a)            Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or ADSs or any other equity or equity equivalent securities payable in Ordinary Shares or ADSs (which, for avoidance of doubt, shall not include any ADSs issued by the Company upon exercise of any of the Warrants), as applicable, (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of shares or ADSs, as applicable, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares or ADSs into a smaller number of shares or ADSs, as applicable, or (iv) issues by reclassification of Ordinary Shares, ADSs or any shares of capital stock of the Company, as applicable, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares or ADSs, as applicable (excluding treasury shares, if any), outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares or ADSs, as applicable, outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the purposes of clarification, the Exercise Price of this Warrant will not be adjusted in the event that the Company or any Subsidiary thereof, as applicable, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares, at an effective price per share less than the Exercise Price then in effect.

b)            Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then, if and only if an adjustment pursuant to this subsection would cause the Exercise Price to be reduced, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of last Trading Day prior to the Ex-Date set in connection with such offer, and of which the numerator shall be the price per share of the Company’s Ordinary Shares on the applicable Ex-Date set in connection with such offer.

c)            Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, if and only if an adjustment pursuant to this subsection would cause the Exercise Price to be reduced, in each such case, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of the last Trading Day prior to the Ex-Date of such distribution, and the numerator shall be the price per share of the Company’s Ordinary Shares on such Ex-Date.

d)            Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs, but excluding treasury shares, if any) issued and outstanding.

e)            Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

Section 4. Transferability of Warrant.

a)            Transferability. This Warrant is not transferable.

b)            Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

c)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a)            No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(e)(i).

b)            Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)            Fridays, Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

d)            Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant ADSs and underlying Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the New Warrant Shares needed for the Depositary to issue the necessary Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such New Warrant Shares and Warrant ADSs may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the Ordinary Shares and ADSs may be listed. The Company covenants that all Warrant ADSs which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Majority Holders, the Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant ADSs upon the exercise of this Warrant and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)            Jurisdiction. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Company and the Holder arising out of or relating to this Warrant, each of the Company and the Holder irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Tel Aviv, Israel.

f)             Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

g)            Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

h)            Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or ADSs or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)             Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)             Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

k)            Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Holders. Any dispute between the Company and the holder of this Warrant shall be handled and controlled exclusively by the Majority Holders and any resolution of the Majority Holders in any such dispute shall bind all the holders of this Warrant.

l)             Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)           Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ANCHIANO THERAPEUTICS LTD.

By:
Name:
Title:

NOTICE OF EXERCISE

TO: ANCHIANO THERAPEUTICS LTD.

(1) The undersigned hereby elects to purchase ________ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ wire transfer; or

☐ bank check.

(3) Please register and issue said Warrant ADSs in the name of the undersigned or in such other name as is specified below:

(4) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and is an investor of a type specified in the First Supplement to the Israeli Securities Law, 5728-1968.

☐ Yes.

☐ No.

Specify type of investor under the First Supplement to the Israeli Securities Law, 5728-1968:

_______________________________

The Warrant ADSs shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:

________________________________________________________________________

Signature of Authorized Signatory of Investing Entity:

_________________________________________________

Name of Authorized Signatory:

_________________________________________________

Title of Authorized Signatory:

_________________________________________________

Date:

_________________________________________________